Exhibit 3.1


                            COMPOSITE

                    ARTICLES OF INCORPORATION

                               OF

                MEDIA AND ENTERTAINMENT.COM, INC.

              (as amended through October 17, 2002)

1.   Name of Company:

                Media and Entertainment.com, Inc.

2.   Resident Agent:

     The resident agent of the Company is:   GoPublicCentral.com, Inc.
                                             500 N. Rainbow Boulevard,
                                             Suite 300
                                             Las Vegas, Nevada 89107

3.   Board of Directors:

     The Company shall initially have one director (1) who is Roger Paglia whose address is 500 North Rainbow Boulevard, Suite 300, Las Vegas, Nevada 89107. This individual shall serve as director until their successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

4.   Authorized Shares:

     The aggregate number of shares which the corporation shall have authority to issue shall consist of 50,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or Qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

             [SERIES A CONVERTIBLE PREFERRED STOCK]

     SECTION 1.  DESIGNATION AND AMOUNT.

     The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") and the number of shares constituting the Series A Convertible Preferred Stock shall be two hundred fifty thousand (250,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Convertible Preferred Stock.

     SECTION 2.  RANK.

      The Series A Convertible Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     SECTION 3.  DIVIDENDS.

     The holders of record of Series A Convertible Preferred Stock ("Holders") shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of the funds of the Company legally available therefor, cumulative dividends (not compounded) paid in shares of Series A Convertible Preferred Stock. Stock dividends shall be payable at the annual rate of 8 shares of Series A Convertible Preferred Stock for every 100 shares of Series A Convertible Preferred Stock then held by such holder and an additional 2 shares of Series A Convertible Preferred Stock for each integral multiple of 25 contained in the remaining number of shares of Series A Convertible Preferred Stock. Fractional shares of Series A Convertible Preferred Stock will not be issued. Dividends shall accrue on the first day of January, April, July and October in each year beginning January 1, 2003 and payable at the time of conversion. The initial dividend paid after the date of original issuance of any shares of Series A Convertible Preferred Stock shall accrue from such date of issuance on a pro rata basis. Dividends payable for any period less than a full quarter shall be computed on the basis of a 360-day year with 12 equal months of 30 days. Dividends shall be payable to holders of record, as they appear on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends. If the dividend on the Series A Convertible Preferred Stock, shall not have been paid or set apart in full for the Series A Convertible Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other series of Preferred Stock of the Company ranking as to dividends or distributions of assets on liquidation, dissolution or winding up of Company junior to the Series A Preferred Stock other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with this Series A Preferred Stock, all dividends declared upon this series and any other Preferred Stock ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared, pro rata, so that the amount of dividends declared per share on this Series A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

     SECTION 4.  LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to securities ("Senior Securities") required by the Company's Articles of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities, but in parity with any distribution of Parity Securities, an amount per share equal to the sum of $10 for each outstanding share of Series A Convertible Preferred Stock (the "Original Series A Issue Price"). If upon the occurrence of such event, the assets and funds thus distributed among the Holders of the Series A Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate of designation of preferences.

     (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation of preferences.

     (c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to
Section 7 hereof.

     SECTION 5.  CONVERSION.  THE RECORD HOLDERS OF THIS SERIES A
CONVERTIBLE PREFERRED STOCK SHALL HAVE CONVERSION RIGHTS AS
FOLLOWS (THE "CONVERSION RIGHTS"):

     Holder's Right to Convert.

     (i) The record Holder of this Series A Convertible Preferred Stock shall be entitled (at the times and in the amounts set forth below), at the office of the Company or any transfer agent for the Series A Convertible Preferred Stock, to convert portions of the Series A Convertible Preferred Stock held by such Holder (but only in multiples of $1,000) into that number of unrestricted, fully-paid and non-assessable shares of Common Stock at the Conversion Rate as set forth below. The number of shares of Common Stock into which this Series A Convertible Preferred Stock may be converted is hereinafter referred to as the "Conversion Number" for such Series A Convertible Preferred Stock. The record Holder of this Series A Convertible Preferred Stock shall be entitled to convert the initial number of shares of Series A Convertible Preferred Stock held by such Holder beginning on the date of the initial closing (the "Initial Closing") of a sale of such Series A Convertible Preferred Stock that occurs pursuant to the offering (the "Offering") of the Series A Convertible Preferred Stock by the Company; provided, however, the Company has filed an amendment to its Articles of Incorporation increasing the number of authorized shares of its Common Stock to 50,000,000 shares. The following formula sets forth the number of shares (Conversion Number) issued upon conversion of one (1) share of Series A Convertible Preferred
Stock:

                                 10
     Conversion Number  =  ---------------
                           Conversion Rate

     where,

     Conversion Rate =$0.60, which is equal to a 15% discount to the mean closing bid and asked prices of the Company's Common
Stock for ten (10) trading days ending September 9, 2002.

     Thus, e.g. 100 shares of Series A Convertible Preferred
Stock sold in the Offering at $10 per share or $1,000 per Unit, are initially convertible at $.60 per common share into 1,667 shares of Common Stock.

     (ii) Mandatory Conversion. After the earlier of (a) the termination of the Offering, or (b) the sale of the maximum Offering of 2,000,000 stated amount Series A Convertible Preferred Stock, the shares of Series A Convertible Preferred Stock will be automatically converted at the Conversion Rate upon the occurrence of the Common Stock trading at or above 200% of the Conversion Rate for 20 consecutive business days. Notwithstanding the foregoing, the Company shall not convert the Series A Convertible Preferred Stock unless the Company shall then have (a) amended its Articles of Incorporation to increase the authorized shares of its Common Stock to 50,000,000 and (b) an effective registration statement enabling the holders of the Series A Convertible Preferred Stock to resell the shares of underlying Common Stock, unless all of the underlying shares of Common Stock are immediately saleable pursuant to Rule144(k) under the Securities Act of 1933, as amended.

      (iii) Mechanics of Conversion. In order to convert Series A Convertible Preferred Stock into full shares of Common Stock, the Holder shall (i) transmit facsimile copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company at such office that he elects to convert the same (Facsimile number (702) 492-1262), which notice shall specify the number of shares of Series A Convertible Preferred Stock to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each certificate to be converted) to the Company or its designated transfer agent prior to midnight, Las Vegas, Nevada time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and (ii) surrender the original certificate or certificates therefor, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Series A Convertible Preferred Stock; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series A Convertible Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the certificate or certificates ("Stock Certificates") representing shares of Series A Convertible Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Company shall execute and deliver new Stock Certificate(s) of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of this Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Rate then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error.

     The Company shall use all reasonable efforts to issue and deliver within three (3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such Holder of Series A Convertible Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before midnight, Las Vegas, Nevada time, on the Date of Conversion, and (ii) that the original Stock Certificates representing the shares of Series A Convertible Preferred Stock to be converted are received by the transfer agent or the Company within five business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Stock Certificates representing the Series A Convertible Preferred Stock to be converted are not received by the transfer agent or the Company within five business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated transfer agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void. Following conversion of shares of Series A Convertible Preferred Stock, such shares of Series A Convertible Preferred Stock will no longer be outstanding.

     (b) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (c)  Adjustment to Conversion Rate.

     (i) If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Convertible Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(c) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series

      A Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series A Convertible Preferred Stock may be entitled to purchase.

     (ii) If, any adjustment under this subsection 5(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

     SECTION 6.  REDEMPTION.

     (a) Redemption Right at the Option of the Company. On or at any time after the earlier of (a) the termination of the Offering, or (b) the sale of the maximum Offering at the option of the Company, the Company, at any time it may lawfully do so, may redeem in cash all (but not less than all) of the outstanding shares of Series A Convertible Preferred Stock by paying in cash therefor $.001 per share (the "Redemption Price"), provided the Company shall then have (a) amended its Articles of Incorporation to increase the authorized shares of its Common Stock to 50,000,000 and (b) an effective registration statement enabling the holders of the Series A Convertible Preferred Stock to resell the shares of underlying Common Stock, unless all of the underlying shares of Common Stock are immediately saleable pursuant to Rule144(k) under the Securities Act of 1933, as amended.

     (b) Redemption Procedure. If the Company determines to exercise its right hereunder to redeem all of the outstanding shares of the Series A Convertible Preferred Stock, the Company shall by resolution of the Board of Directors fix a date on which all of the outstanding shares of the Series A Convertible Preferred Stock shall be redeemed (the "Redemption Date"). Not less than 10 days prior to the Redemption Date, the Company shall mail to each record holder of Series A Convertible Preferred Stock an irrevocable written notice (the "Redemption Notice") stating the Redemption Date and the Redemption Price. If one of the Redemption Date the Company shall have set aside lawfully available funds sufficient to effect the redemption at the Redemption Price of all of the shares of the Series A Convertible Preferred Stock outstanding on the Redemption Date, then all dividends and all other rights of the holder with respect to shares of the Series A Convertible Preferred Stock (other than the right to receive the Redemption Price as hereinafter provided) shall upon the Redemption Date forthwith cease and determine, the Series A Convertible Preferred Stock shall no longer be transferred on the books of the Company or be deemed to be outstanding for any purpose except as stated below and the certificates representing shares of the Series A Convertible Preferred Stock shall evidence only the right to receive the Redemption Price as hereinafter provided, without interest. On or as soon as may be practicable after the Redemption Date, the Company shall mail to each record holder of the Series A Convertible Preferred Stock as of the Record Date a form of letter of transmittal and instructions for use in effecting the surrender for redemption of the certificate or certificates representing the share of Series A Convertible Preferred Stock held of record by such preferred shareholder (the "Letter of Transmittal"). Upon surrender to the Company of its designated paying agent of such certificate of certificates, together with the Letter of Transmittal duly executed and any other required documents, the hold of such certificate or certificates shall be entitled to receive in exchange therefor the Redemption Price with respect to the shares of Series A Convertible Preferred Stock represented by the certificate or certificates so surrendered.

     (c) The holders of Series A Convertible Preferred Stock will have full rights to convert all shares of Series A Convertible Preferred Stock subject to the Redemption Notice until 5:00 p.m., Las Vegas, Nevada time (the "Accelerated Expiration Time"), on the business day immediately preceding the Redemption Date fixed for redemption in the Redemption Notice. Notwithstanding anything to the contrary contained herein (a) the Company shall have the option, without further compensation to the Preferred Stock holder other than the payment of the Redemption Price per share of Series A Convertible Preferred Stock, to cause any or all of those shares (each, a "Non-Converted Share") which were not properly converted on or before the Accelerated Expiration Time to be assigned to one or more third parties (each, a "Standby Purchaser"), effective immediately following the Accelerated Expiration Time, for the consideration equal to $.001 per Non-Converted Share payable to the Company, and (b) each Standby Purchaser shall have the right to convert the Non-Converted Shares so assigned to such Standby Purchaser through the tenth (10th) business day following the Redemption Date.

     SECTION 7.  CORPORATE CHANGE.

     The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Company, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series A Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter this Series A Convertible Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Series A Convertible Preferred Stock immediately prior to such Corporate Change.

     SECTION 8.  VOTING RIGHTS.

     In addition to any other rights provided for herein or by law, the holders of Series A Convertible Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series A Convertible Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Convertible Preferred Stock is then convertible, calculated to the nearest share.

     To the extent that under Nevada law the vote of the holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock shall constitute the approval of such action by the class. On all other matters to the extent that the holders of the Series A Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     SECTION 9.  PROTECTIVE PROVISIONS.

     So long as shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock:

     (a) alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock or any Senior Securities so as to affect adversely the Series A
Convertible Preferred Stock;

     (b) create any new class or series of stock having a preference over the Series A Convertible Preferred Stock with respect to Distributions (as defined in Section 2 above); or

     (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     SECTION 10.  STATUS OF CONVERTED STOCK.

     In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Convertible Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Convertible Preferred Stock.

     SECTION 11.  PREFERENCE RIGHTS.

     Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of convertible Preferred Stock with dividend and/or liquidation preferences equal to the dividend and liquidation preferences of the Series A Convertible Preferred Stock.

5.   Preemptive Rights and Assessment of Shares:

     Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into sham of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

     The Common Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation nor for any other purpose, and no Common Stock issued as fully paid shall ever be assemble or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

6.   Directors' and Officers' Liability

     A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) am or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for am or omissions prior to such repeal or modification.

7.   Indemnity

     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article. Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer

8.   Amendments

     Subject at all times to the expense provisions of Section 5 on the Assessment of Shares, this corporation reserves the right to amend, after, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of incorporation or said By- Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9.   Power of Directors

     In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

     (a) Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

     (b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the corporation;

     (c) To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

     (d) To set apart out of any funds of the corporation available for dividends a reserves for any proper purpose and to abolish any such reserve;

     (e) By resolution adopted by the majority of the whole board, to designate one or more committees to consist of one or more directors of the of the corporation, which, to the extent provided on the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

     All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.